Exhibit 99.1

PRESS RELEASE

Contact Information: Kite Realty Group Trust

Bryan McCarthy
SVP, Marketing & Communications
317.713.5692
bmccarthy@kiterealty.com

Kite Realty Group Trust Announces Hiring of Heath R. Fear as New Chief Financial Officer and Promotion of Wade Achenbach
INDIANAPOLIS, October 1, 2018 -- Kite Realty Group Trust (NYSE:KRG) (the “Company”) announced today the appointment of Heath R. Fear as its Executive Vice President and Chief Financial Officer. Mr. Fear is expected to join the Company on November 5, 2018. The Company also announced the immediate promotion of Wade Achenbach to Executive Vice President of Portfolio Management.
“We are very excited that Heath is joining our team,” said John A. Kite, KRG’s Chairman and Chief Executive Officer. “Heath is an industry veteran. He is very well-respected by the financial community; he has previously served as the CFO at two publicly-traded REITs; and the Board and I believe that Heath’s background and strategic vision will nicely complement the KRG executive team. We look forward to working with Heath and capitalizing on his experiences and ideas to lead KRG forward.”
Mr. Fear joins KRG from GGP Inc., a member of the S&P 500 until its recent privatization, where Mr. Fear currently serves as CFO. Previously, Mr. Fear was CFO at Retail Properties of America, Inc. (NYSE:RPAI) from 2015 to 2017. Mr. Fear will report directly to Mr. Kite.
“Kite Realty is a best-in-class operating platform, and I couldn’t be more excited about partnering with John and the KRG team,” said Mr. Fear. “Our shared vision is to build on our successes, rise to our challenges, and take KRG to the next level.”
Mr. Fear has over 20 years of experience in the real estate industry. He holds a Juris Doctor from the University of Illinois College of Law and a Bachelor of Arts degree in Political Science and English from John Carroll University.
The Company also announced today the promotion of Wade Achenbach to Executive Vice President of Portfolio Management, a newly created position reporting directly to Mr. Kite. In this role, Mr. Achenbach will take responsibility for the operational performance and evaluation of the portfolio as the Company continues to transform its holdings. “Mr. Achenbach has been instrumental in our initiatives to increase portfolio quality and strengthen the balance sheet over the last 5 years,” said Mr. Kite. “Wade is a trusted member of our senior leadership team, and we are creating this new role to further leverage Wade’s unique skill set to drive portfolio value.”
Mr. Achenbach joined KRG in October 2004 and has held various positions, most recently serving as the Company’s Senior Vice President of Capital Markets and Corporate Treasurer. Before joining KRG, Mr. Achenbach worked in the mergers and acquisitions group at Plexus Corp. and in the investment banking group at A.G. Edwards

& Sons. Wade earned his Bachelor in Arts degree from Indiana University, where he majored in finance and minored in economics.

About Kite Realty Group Trust:
Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust (REIT) that provides communities with convenient and beneficial shopping experiences. We connect consumers to tenants in desirable markets through our portfolio of open-air shopping centers. Using operational, development, and redevelopment expertise, we continuously optimize our portfolio to maximize value and return to our shareholders. As of June 30, 2018, KRG owned interests in 115 operating and redevelopment properties totaling approximately 22.5 million square feet and 2 development projects currently under construction totaling 0.7 million square feet.
For more information, please visit our website at kiterealty.com.

Safe Harbor
Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources and inflationary trends or outlook; financing risks, including the availability of, and costs associated with, sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; the impact of online retail competition and the perception that such competition has on the value of shopping center assets; risks related to the geographical concentration of the Company’s properties in Florida, Indiana and Texas; insurance costs and coverage; risks associated with cybersecurity attacks and the loss of confidential information and other business interruptions; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the SEC, specifically the section titled “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.